UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 10, 2012

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)             On July 10, 2012, the Compensation Committee of the Board of Directors (the “Committee”) and the Board of Directors of EnteroMedics Inc. (the “Company”) approved an amendment to the 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares authorized under the Plan by 8,000,000 shares (the “Amendment”), subject to stockholder approval at the next special or annual meeting of the stockholders of the Company.

On July 10, 2012, the Committee and the Board of Directors of the Company also approved the grant of non-incentive stock options to senior management. Pursuant to these grants, the Company’s named executive officers received non-incentive stock options to purchase the following number of shares: Mark Knudson, Ph.D., 1,292,225 shares; Greg Lea, 863,156 shares; Katherine Tweden, 291,638 shares and Adrianus (Jos) Donders, 355,063 shares. These options have an exercise price of $3.35 per share, the closing price of the Company’s common stock on the NASDAQ Capital Market on July 10, 2012, and vest in increments of 1/48th per month beginning on July 10, 2012. Because these options were granted using shares authorized by the Amendment, they are subject to stockholder approval of the Amendment and may not be exercised unless and until such approval is obtained. These options also provide that the Company will make an excise tax only “gross-up” payment to the optionee in the event that payments made to the optionee in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

On July 10, 2012, the Committee and the Board of Directors of the Company approved a new form of non-incentive stock option agreement pursuant to the Plan to be used for these options. A copy of the Form of 2012 Senior Management Non-Incentive Stock Option Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of 2012 Senior Management Non-Incentive Stock Option Agreement pursuant to the 2003 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: July 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of 2012 Senior Management Non-Incentive Stock Option Agreement pursuant to the 2003 Stock Incentive Plan